                                              OppenheimerFunds, Inc.
                                            Two World Financial Center
                                          225 Liberty Street, 11th Floor
                                           New York, New York 10281-1008

Dated as of October 17, 2007

The Board of Trustees
Oppenheimer Master Loan Fund, LLC
6803 S. Tucson Way
Centennial, CO 80112-3924

To the Board of Trustees:

         OppenheimerFunds, Inc. ("OFI") hereby offers to purchase 10,000 shares of Oppenheimer Master Loan Fund,
LLC (the "Fund"), at a net asset value per share of $10.00 for an aggregate purchase price of $100,000.

         In connection with such purchase, OFI represents that such purchase is made for investment purposes by
OFI without any present intention of redeeming or selling such shares.

                                                     Very truly yours,

                                                     OppenheimerFunds, Inc.

                                                     By:
                                                              ___/s/ Phillip S. Gillespie_____
                                                              Phillip S. Gillespie, Senior Vice President and
                                                              Deputy General Counsel